Exhibit 99.1

FOR IMMEDIATE RELEASE

GENESIS HEALTHCARE SHAREHOLDERS APPROVE
MERGER AGREEMENT WITH FORMATION CAPITAL AND JER PARTNERS

KENNETT SQUARE, PA – May 30, 2007 – Genesis HealthCare Corporation (“GHC” or “Genesis”) (NASDAQ: GHCI) today announced that, at the Company’s reconvened annual meeting, Genesis shareholders approved the amended merger agreement between Genesis and a venture between affiliates of Formation Capital, LLC (“Formation”) and JER Partners (“JER”).

On May 19, 2007, Genesis announced that it had amended its merger agreement with a venture between affiliates of Formation and JER to increase the consideration payable to Genesis shareholders to $69.35 per share in cash. Under the amended agreement, if the transaction is not completed prior to July 31, 2007, the purchase price will increase by approximately 9% per annum, or $0.01710 per day, from July 31, 2007 through August 31, 2007, and by approximately 10% per annum, or $0.01900 per day, from September 1, 2007 until the transaction closes.

The transaction remains subject to receipt of certain regulatory approvals and other customary closing conditions. Genesis currently expects the transaction to be completed during July.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

About Formation and JER
Formation Capital is a private equity firm in the senior housing and long-term care industry. Over the past five years, Formation Capital has completed over $1.5 billion of acquisitions in the sector and provides asset management services to over 250 facilities nationwide. For more information on Formation Capital, please visit www.formationcapital.com.

JER Partners is the private equity investment arm of J.E. Robert Companies, a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER has completed over $1.1 billion of acquisitions in the senior housing sector. JER’s primary investments are in office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties. Other areas of investment include commercial mortgage-backed securities (“CMBS”) and mezzanine financing. For more information on JER, please visit www.jer.com.

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GHC Investor Contacts: Jim McKeon, CFO: (610) 444-8425 Lori Mayer, Director Investor Relations (610) 925-2000 GHC Media Contacts: Jim Barron/Renée Soto: (212) 687-8080